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                           TEXACO  ANNOUNCES
                           -----------------
                  WORLDWIDE  PLAN  FOR  ENHANCED  GROWTH
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   Steps Outlined to Increase Growth, Competitiveness and Profitability

FOR  IMMEDIATE  RELEASE:   TUESDAY,  JULY  5,  1994.
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     WHITE  PLAINS,  N.Y.,  July  5  -  Texaco Inc. announced today a series of action steps for growth, designed to thrust the company into top quartile performance among petroleum industry competitors. Building on the company's demonstrated successes as a fully cost-competitive finder of oil and natural gas resources, the action plan focuses on asset redeployment, the reduction of overheads totalling some $300 million, and operating efficiencies through elimination of layers of supervision, cost control and strengthened core businesses.

     Texaco Inc. Chairman of the Board and Chief Executive Officer Alfred C. DeCrane, Jr., enumerated a number of the specific action steps for value growth:

- - -  Upstream Actions:
       - Approximately 50 percent of the more than 600 producing fields in the U.S. will be traded or sold. Future activities will be focused on those remaining core U.S. oil and gas assets, which account for more than 90 percent of the profits, cash flow, production and reserve base in the U.S.

       - Proceeds from the fields being sold will be redirected to the multiple growth opportunities in the core U.S. areas, which are programmed for production and earnings growth through the end of the decade, and to selected international opportunities where production growth is also programmed.

       - U.S. producing operations will be consolidated into fewer offices with reduced layers of supervision and broadened field level responsibilities.

       - Internationally, aggressive rationalization programs also are under way, including the sale of heavy oil producing properties in Colombia.





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- - -  Midstream Actions:
       - Texaco Trading and Transportation Inc., the subsidiary that operates the company's large crude oil and product transportation system, under a restructuring announced last month, is reducing several layers of activity and will focus on strengthening its crude oil supply capability, including improved capability to deliver imported crude oil to the Mid-Continent region.

       - The company is actively engaged in the formation of a strategic alliance which will significantly reduce the cost of marine transportation while fully protecting quality and professionalism in meeting the company's marine requirements.

- - -  Downstream Actions:
       - Texaco's refining and marketing segments in the U.S. will consolidate units, eliminate layers of management and effect a more than 20-percent reduction in general administrative services and support costs.

       - Programs are in place to support the targeted growth effort for branded CleanSystem3 gasoline sales of one percent in excess of the overall demand growth over the forward period. This follows on the comparable growth Texaco experienced with the 1989 introduction of the original System3 gasolines.

       - The company is on track to complete the sale of its lubricant additives business and open its proprietary-process PO/MTBE plant during 1994. The new facility in Port Neches, Texas, will produce some 400 million pounds per year of propylene oxide and 14,000 barrels per day of methyl tertiary butyl ether.

       - A program of downstream regionalization is well under way in Europe and Latin America, reducing layers of management and consolidating accounting, financial and related activities. The programs also include asset monetization and rationalization.

       - Bids are being received for the sale of Texaco's equity interest in downstream activities in Nigeria and other West African countries.

     The company's key affiliate units, Star Enterprise, Caltex Petroleum Corp. and Caltex Pacific Indonesia, also have on-going programs focused on value growth, cost-containment and streamlining programs which parallel those of Texaco.

     Under consolidations and other initiatives completed over the last two years, Texaco's workforce was reduced by more than 13 percent, not including reductions related to the sale of assets, such as the April 1994 sale of Texaco Chemical Company to the Huntsman organization.


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     Implementation of Texaco's broad program is expected to result in the reduction of approximately 2,500 employees worldwide over the next 12 months. These reductions will be accomplished through normal attrition, retirements and separations. Where possible, the company will redeploy employees to areas of growth opportunities.

     The combined effects of the growth program's action steps will result in a charge to earnings of approximately $165 million during the second quarter of 1994 covering: a provision for employee separations; the write-down to fair market value of certain international properties being offered for sale; and the write-down to market value of certain office facilities that will become excess as a result of consolidations. Included in the above figure, and as indicated at the end of the first quarter of 1994, is a net charge of $49.5 million, relative to the completion of the sale of Texaco Chemical Company to Huntsman Corporation.

     "Texaco is an industry leader in several key measurements of competitive strength, including: reserve replacement, averaging 106 percent of production over the last five years, and in our finding and development costs, which were $4.10 per barrel over that same period," said DeCrane. "We have arrested the decline in U.S. production, while increasing production by some 25,000 barrels per day internationally, and have successfully launched our new generation of gasolines, CleanSystem3, while reducing overall operating costs. Over the six years since the successful operational and financial restructuring was undertaken by the company in 1988, total shareholder return has averaged 18.4 percent per year, a top performance among our primary competitors.

     "Even with these accomplishments, we saw the need to set rigorous new objectives for the company in order to propel Texaco to a position at or near the top of its industry in additional measures of competitive performance over the next several years," said DeCrane.

     "The action steps outlined today are designed to build on previous success and to accelerate the drive to achieve our vision to be a leader in our industry. Texaco employees have shown a tremendous dedication to building the company over recent years. We anticipate the same kind of commitment to the prompt attainment of these difficult, but important changes," said DeCrane.

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MEDIA CONTACTS:     Anita Larsen             914-253-4155
                    Jim Swords               914-253-4103
                    Jim Reisler              914-253-4389
                    Cynthia Michener         914-253-4743